                                                                     EXHIBIT 3.9

                            CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

                                                      [SEAL OF JOIN Y BROWN III]

         Pursuant to the laws of the Commonwealth of Kentucky, the undersigned corporation executes the following Certificate of Amendment to the Articles of
Incorporation:

         1.       The present name of the corporation is: R.J. TOWER
CORPORATION

         2. Article I of the Articles of Incorporation is hereby amended to read as follows:

                  The name of the corporation is Tower Automotive Bardstown, Inc.

         3. The foregoing amendment to the Articles of Incorporation was duly adopted on the 5th day of January, 2001, by written consent of all of the shareholders entitled to vote.

         4. R. J. Tower Corporation, a Michigan corporation, holder of all of the 1,000 issued and outstanding shares of common stock of the corporation, approved of the foregoing amendment on January 5, 2001.

Dated: January 11, 2001                       /s/ Dugald Campbell
                                              ----------------------------------
                                              Dugald Campbell
                                              President

                           ARTICLES OF INCORPORATION
                                       OF
                            R. J. TOWER CORPORATION,
                             a Kentucky corporation

         The undersigned Incorporator, R.J. Tower corporation, a Michigan corporation, executes these Articles of Incorporation for the purpose of forming and hereby forms a corporation under the laws of the Commonwealth of Kentucky in accordance with the following provisions:

                                    ARTICLE I

                                      Name

         The name of the corporation is R. J. Tower Corporation.

                                   ARTICLE II

                                    Purposes

         The purpose of the corporation is to engage in any or all business enterprises for which corporations may be organised and which the Board of Directors may does beneficial, profitable and in the best interests of the corporation, and to do all other things deemed by the Board of Directors to be necessary or desirable is connection with any of the corporation's businesses.

                                   ARTICLE III

                                     Powers

         The corporation shall have all the powers conferred upon a corporation organised under the provisions of Chapter 1713 of the Kentucky Revised Statutes and shall have all powers necessary, proper, convenient or desirable in order to fulfill and further the purposes of the corporation.

         The corporation shall have the power to purchase shares of the stock of the corporation to the extent of unreserved and unrestricted earned surplus and capital surplus of the corporation.

                                   ARTICLE IV

                                    Duration

         The corporation shall have perpetual existence.

                                    ARTICLE V

                      Registered Office and Resident Agent

         The registered office of the corporation in the Commonwealth of Kentucky is Kentucky Home Life Building, Louisville, Kentucky 40202.

         The registered agent at the same address is CT Corporation System.

                                   ARTICLE VI

                                Principal Office

         The address of the principal office of the corporation is 6303 28th Street, S.E., Grand Rapids, Michigan 49546.

                                   ARTICLE VII

                                  Capital Stock

         The total number of shares which may be issued by the corporation is 1,000 shares of common stock having no par value. Each shareholder is entitled to one vote per share and may vote same as provided by law.

                                  ARTICLE VIII

                                  Incorporators

         The name and address of the Incorporator is R. J. Tower Corporation, a Michigan corporation, 6303 28th Street, S.E., Grand Rapids, Michigan 49546.

                                   ARTICLE IX

                                    Directors

         The business and affairs of the corporation are to be conducted by a Board of Directors of not less than two (2) nor more than five(s) members, the number to be set in the manner provided in the bylaws. The initial Board of Directors of the Corporation shall consist of four (4) persons who shall serve until the first Annual Meeting of Shareholders and until their successors are elected and qualified. The names and addresses of said directors are as follows:

Dugald K. Campbell                      S.A. Johnson
6303 28th Street, S.E.                  6303 28th Street, S.E.
Grand Rapids, Michigan 49546            Grand Rapids, Michigan 49546

Scott Rued                              Adrian VanderStarrs
6303 28th Street, S.E.                  6303 28th Street, S.E.
Grand Rapids, Michigan 49546            Grand Rapids, Michigan 49546

                                    ARTICLE X

                                     Bylaws

         The bylaws for the corporation shall be adopted and may be amended or repealed by the Board of Directors, subject to repeal or change by action of the shareholders.

                                   ARTICLE XI

                       Distributions from Capital Surplus

         The Board of Directors shall have the power to distribute to shareholders, from time to time, out of capital surplus, cash or other property of the corporation.

                                   ARTICLE IX

                             Limitation of Liability

         A director shall not be liable to the corporation or its shareholders for monetary damages for any act or omission constituting a breach of his duties as a director unless such act or omission (1) is one in which the director has a personal financial interest which is in conflict with the financial interests of the corporation or its shareholders; (2) is not in good faith or involves intentional misconduct or is known to the director to be a violation of law; (3) is a vote for or assent to a distribution case in violation of these articles of incorporation or which renders the corporation unable to pay its debts as they become [ILLEGIBLE] in the usual course of business or which results in the corporation's total liabilities exceeding its total assets; or (4) is a transaction from which the director derived as improper personal benefit.

                 SIGNED AND ACKNOWLEDGED by the Incorporator at
                          this 29th day of March, 1994.

                                        R.J. TOWER CORPORATION, a
                                        Michigan corporation

                                        By : /s/ Dugald K. Campbell
                                             -----------------------------------
                                             Dugald K. Campbell
                                             President

STATE OF INDIANA    )
                    ) SS
COUNTY OF DELAB     )

         The foregoing instrument was acknowledged before as on March 29th, 1994 by Dugald K. Campbell, the President of R.J. Tower Corporation, a Michigan Corporation, the within-named Incorporator.

         My commission expires: 6-15-96.

                                        /s/ Jaffrey L. Tumer
                                        ----------------------------------------
                                        Notary Public Jaffrey L. Tumer
                                        President of Vekalb Co., Indiana

This instrument was prepared by:

/s/ Stephen D. Berger
----------------------------------
Stephen D. Berger
WYATT, TARRANT & COKES
Citizens Plaza
Louisville, Kentucky 40202
(502) 589-5235